AGREEMENT

           This agreement made on the day of June , 2000 by and between UltraMed International, Inc. a corporation duly orgainzed pursuant to the laws of the State of New Jersey with offices 1580 Lemoine Avenue, Fort Lee, New Jersey (herein after referred as "UltraMed"); and Clifford Gevirtz, M.D. residing at 627 West Street, Harrison, New York (hereinafter referred to as "Gevirtz"); and

         WHEREAS, Gevirtz has filed or is in the process of filing for patents to be used in the detoxification of opiate addicted people; and

           WHEREAS, said patents are for trans dermal patches to administer drugs and after care treatment in the detoxification of opiate addicted people; and

         WHEREAS, Gevirtz and UltraMed have entered into prior written and oral agreement; and

         WHEREAS, Gevirtz and Dr. Bennett Oppenheim, president of UltraMed have entered into prior written and oral agreements; and

         WHEREAS, the parties are desirous of setting forth a new agreement to settle all outstanding agreements both oral and written between Gevirtz ,UltraMed and Dr. Oppenheim.

         NOW THEREFORE, for one dollar and any good and vauable consideration it is;

           AGREED, that Gevirtz shall hereby assigns to UltraMed all of his right, title and interest to any and all patents that are filed or to be filed by him concerning the treatment of opiate addicted people; and it is further

           AGREED, Gevirtz is herebyassigns to UltraMed any and all rights he has to the patents for the treatment of opiate addicted people which patents he has a licence to or rights to use; and it is further

           AGREED, that Gevirtz shall be the medical director of UltraMed, to commence work as same upon the execution of this agreement; and it is further

           AGREED, Gevirtz shall receive compensation for both his employment as medical director and in fulfillment of the agreements to assign the patents and licenses as stated herein to UltraMed in the amount of $8,000 per month for twenty four consecutive months commencing sixty (60) days after the Registratment Statement that UltraMed will be filing within the next sixty (60) days to sell its common stock in an initial public offering is declared effective by the Securities and Exchange Commission; and it is further





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           AGREED, that any and all prior agreements and understandings between
Gevirtz, UltraMed and Dr. Oppenheim are hereby declared null and void.

           IN WITNESS WHEREOF, we have set our hands and seal on the above-mentioned date.


                                              DR. CLIFFORD GEVIRTZ, M.D.



                                              BY:
                                                 -------------------------------



                                              ULTRAMED INTERNATIONAL, INC.



                                              BY:
                                                 -------------------------------




                                              DR. BENNETT L. OPPENHEIM



                                              BY:
                                                 -------------------------------





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